Exhibit 99.1

Long Beach | Irvine | Los Angeles www.windes.com 844.4WINDES

October 11, 2024

Brian Garrett, Sr. Vice President, Chief Financial Officer

Sugarfina Corporation

5275 W Diablo Dr.

Las Vegas, NV

Dear Mr. Garrett:

This is to confirm that the client-auditor relationship between Sugarfina Corporation (Commission File Number 1824123) and Windes, Inc. has ceased.

We are in agreement with the following disclosures contained in the Form 1-U filed by Sugarfina Corporation regarding the changes in issuer’s certifying accountant:

During the years ended December 31, 2023 and December 31, 2022, and the subsequent interim period preceding such dismissal on October 9, 2024, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Windes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Windes’s satisfaction, would have caused Windes to make reference to the matter in their report, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Sincerely,

Windes, Inc.

Long Beach, California

cc: Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

SECPSletters@sec.gov

100 F Street, NE

Washington, DC 20549